Exhibit 99.1

Contact: Garry O. Ridge
Phone: 619-275-9324

WD-40 Company Reports 8% Growth in Net Income - Fiscal 2005

SAN DIEGO, Nov. 7, 2005 /PRNewswire — WD-40 Company (Nasdaq: WDFC) today reported its fourth-quarter earnings and announced record sales for the fiscal year ended August 31, 2005.

Net sales for the year were $263.2 million, an increase of 8.6% over $242.5 million last year, a record for the Company. Net income for the year was $27.8 million compared to $25.6 million last year, an increase of 8.4%.

Earnings per share for the year grew 10.4% to $1.65 compared to $1.50 per share last year.

Net sales for the fourth quarter were $76.3 million, an increase of 6.4% from sales of $71.7 million in the fourth quarter last year.

Net income for the fourth quarter was $10.5 million, an increase of 17.7% over the same period last year. Earnings per share for the quarter were $0.63 compared to $0.53 for the prior year’s quarter.

“Our focus on innovation and the introduction of new products allowed us to continue to perform even though we had some real challenges due to the increases in cost of goods that have plagued many manufacturers,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “While it is difficult to predict increases in the cost of goods and when they will occur, our plan is to continue to manage expenses while we invest in the long-term growth of our brands.”

Fiscal Year Guidance

In fiscal year 2006, WD-40 Company expects net sales to grow 9%-14% to $288-$299 million.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 123-R, “Share-Based Payment,” the company will begin expensing stock options in the first quarter of fiscal 2006. Stock options expense after tax is expected to range between $1.0-$1.3 million for 2006 which would reduce earnings per share by $0.06 to $0.08. After-tax stock options expense in 2005 would have been $1.2 million or $0.06 per share and $1.0 million or $0.05 per share in 2004.

WD-40 Company expects net income of $24.7 - $28 million in 2006, achieving earnings per share between $1.47 to $1.64 based on an estimated 17 million shares outstanding. This includes the 6-8 cent per share incremental impact of stock options expense.

“Our plan is to continue the innovation path we started down several years ago and we have a few products in the pipeline that will be coming to market, but we do not yet know if they will be ready to launch in 2006,” Ridge said. “It is also prudent to continue R&D efforts and ramp up marketing for some of the new products we launched in 2005, including the WD-40 Smart Straw, the WD-40 No-Mess Pen and Spot Shot Trigger, as we continue to gain distribution.

“We will give a more strategic overview of our plans in our earnings call and at future investor meetings and will be updating our guidance as the year develops.” Ridge said.

As previously announced, the board of directors of WD-40 Company declared a regular quarterly dividend on October 6, 2005, of $0.22 per share, payable October 28, 2005 to stockholders of record on October 17, 2005.

Total sales for the quarter were 67% from the Americas, 25% from Europe and 8% from Asia/Pacific.

In the Americas, sales for the fourth quarter were up 11.1% from a year ago and up 6.0% on a year-to-date basis. In Europe, sales were up 4.6% for the fourth quarter and up 18.5% for the year.

“The 1001 brand continues to track as we intended and we had solid growth in the brand during the year, including the launch of new products under the 1001 brand name” Ridge said.

In the Asia/Pacific region, sales for the fourth quarter were down 18.5% from last year and sales for the year were up 0.8% over the comparable period last year.

Global sales of the lubricants WD-40 and 3-IN-ONE Oil(R) in the fourth quarter were $50.8 million, up 9.1%, and $174.1 million for the year, up 10.2%.

“This is the third year in a row where we have grown our lubricant business by more than 8% across the globe,” Ridge said.

Sales of heavy-duty hand cleaners Lava(R) and Solvol(R) were down 3.3% to $1.9 million for the fourth quarter, and for the year were $6.9 million, up 4.0%.

Sales of household products X-14(R), Carpet Fresh(R), 2000 Flushes(R), Spot Shot(R) and 1001(R) were $23.6 million during the fourth quarter, up 1.8%, and were $82.2 million year to date, up 5.5% from last year.

WD-40 Company also reported that return on invested capital (ROIC) grew to 18.4% in 2005 compared to 17.0% last fiscal year.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $263.2 million in 2005. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the impact of new product introductions and the uncertainty of market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statements of Income

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2005	2004	2005	2004
Net sales	$76,314,000	$71,704,000	$263,227,000	$242,467,000
Cost of products sold(1)	38,388,000	35,308,000	133,833,000	116,944,000

Gross profit	37,926,000	36,396,000	129,394,000	125,523,000
Operating expenses:
Selling, general and administrative	15,992,000	15,797,000	63,529,000	58,311,000
Advertising and sales promotion	4,534,000	5,167,000	17,893,000	21,539,000
Amortization of intangible assets	134,000	135,000	552,000	224,000

Income from operations	17,266,000	15,297,000	47,420,000	45,449,000
Other income (expense):
Interest expense, net	(1,097,000)	(1,507,000)	(5,133,000)	(6,387,000)
Other income (expense), net	119,000	(58,000)	578,000	(209,000)

Income before income taxes	16,288,000	13,732,000	42,865,000	38,853,000
Provision for income taxes	5,765,000	4,794,000	15,067,000	13,210,000

Net income	$10,523,000	$8,938,000	$27,798,000	$25,643,000

Earnings per common share:
Basic	$0.63	$0.53	$1.67	$1.52

Diluted	$0.63	$0.53	$1.65	$1.50

Weighted-average common shares outstanding, basic	16,679,664	16,788,269	16,629,057	16,905,587

Weighted-average common shares outstanding, diluted	16,810,508	16,935,419	16,807,399	17,118,829

Dividends declared per share	$0.22	$0.20	$0.84	$0.80

(1)	Includes cost of products acquired from related party of $10,702,000 and $10,120,000 for the three months ended August 31, 2005 and 2004, respectively; and $38,384,000 and $36,615,000 for the years ended August 31, 2005 and 2004, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

	August 31, 2005	August 31, 2004
Assets
Current assets:
Cash and cash equivalents	$37,120,000	$29,433,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,506,000 and $1,440,000	44,487,000	40,643,000
Product held at contract packagers	1,814,000	1,975,000
Inventories	8,041,000	6,322,000
Current deferred tax assets, net	2,946,000	2,830,000
Other current assets	6,784,000	3,026,000

Total current assets	101,192,000	84,229,000
Property, plant and equipment, net	8,355,000	7,081,000
Goodwill	95,858,000	95,832,000
Other intangibles, net	42,884,000	43,428,000
Investment in related party	1,112,000	932,000
Other assets	4,852,000	5,273,000

	$254,253,000	$236,775,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,000,000
Accounts payable	13,671,000	11,910,000
Accounts payable to related party	1,945,000	1,926,000
Accrued liabilities	14,058,000	12,151,000
Accrued payroll and related expenses	3,828,000	3,935,000
Income taxes payable	2,484,000	2,613,000

Total current liabilities	46,700,000	42,535,000
Long-term debt	64,286,000	75,000,000
Deferred employee benefits and other long-term liabilities	1,838,000	1,969,000
Long-term deferred tax liabilities, net	11,363,000	4,853,000

Total liabilities	124,187,000	124,357,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,222,410 and 17,089,015 shares issued	17,000	17,000
Paid-in capital	52,990,000	49,616,000
Unearned stock-based compensation	(136,000)	—
Retained earnings	89,983,000	76,152,000
Accumulated other comprehensive income	2,238,000	1,659,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders’ equity	130,066,000	112,418,000

	$254,253,000	$236,775,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

	Year Ended August 31,
	2005	2004
Cash flows from operating activities:
Net income	$27,798,000	$25,643,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,007,000	2,369,000
Gains on sales and disposals of property and equipment	(24,000)	(49,000)
Deferred income tax expense	3,474,000	4,504,000
Tax benefit from exercise of stock options	377,000	965,000
Equity earnings from related party in excess of distributions received	(180,000)	(281,000)
Stock-based compensation	22,000	130,000
Changes in assets and liabilities, net of assets and liabilities acquired:
Trade accounts receivable	(3,635,000)	3,153,000
Product held at contract packagers	161,000	(271,000)
Inventories	(1,655,000)	(1,306,000)
Other assets	(970,000)	(479,000)
Accounts payable and accrued expenses	3,262,000	74,000
Accounts payable to related party	14,000	(2,758,000)
Income taxes payable	(125,000)	(321,000)
Deferred employee benefits and other long-term liabilities	38,000	118,000

Net cash provided by operating activities	31,564,000	31,491,000

Cash flows from investing activities:
Acquisition of a business	—	(11,555,000)
Capital expenditures	(3,101,000)	(2,358,000)
Proceeds from sales of property and equipment	162,000	169,000
Proceeds from collections on notes receivable	50,000	100,000

Net cash used in investing activities	(2,889,000)	(13,644,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,000,000)	(10,000,000)
Proceeds from issuance of common stock	2,839,000	7,914,000
Treasury stock purchases	—	(15,026,000)
Dividends paid	(13,967,000)	(13,559,000)

Net cash used in financing activities	(21,128,000)	(30,671,000)

Effect of exchange rate changes on cash and cash equivalents	140,000	286,000

Increase (decrease) in cash and cash equivalents	7,687,000	(12,538,000)
Cash and cash equivalents at beginning of period	29,433,000	41,971,000

Cash and cash equivalents at end of period	$37,120,000	$29,433,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

	Three Months Ended August 31,		Year Ended August 31,
	2005	2004	2005	2004
Net income	$10,523,000	$8,938,000	$27,798,000	$25,643,000
Other comprehensive income:
Equity adjustment from foreign currency translation, net of tax	(87,000)	(192,000)	579,000	1,147,000

Total comprehensive income	$10,436,000	$8,746,000	$28,377,000	$26,790,000

WD-40 Company

Return on Invested Capital

In addition to GAAP measures, WD-40 Company management believes that the quality of business performance can also be illustrated by its Return on Invested Capital (ROIC).

Return on Invested Capital is important to investors because it provides an indication as to how well a company is utilizing the resources invested in a business. Long-term economic value is created by companies with Returns on Invested Capital that exceed the company’s weighted average cost of capital.

Return on Invested Capital is calculated as follows:

ROIC = Net Operating Profit After Tax ÷ Average Total Assets less other cash minus non-interest bearing liabilities

•	Net Operating Profit After Tax = Operating Income + Amortization – Tax

•	Average Total Assets = (Beginning Total Assets + Ending Total Assets) divided by 2

•	Other Cash = Total Cash – Transactional Cash representing 3% of Annual Net Sales

•	Non-interest bearing Liabilities = Accounts Payable + Accrued Liabilities + Accrued Payroll & Related + Income Tax Payable

The calculation is illustrated below.

Worldwide	FY03	FY04	FY05
Net Sales	238,140	242,467	263,227
Operating Profit	49,752	45,449	47,420
Net Income	28,641	25,643	27,798
Amortization	950	224	552
Tax Rate	34.0%	34.0%	35.2%
NOPAT = Op Inc + Amort after Tax	33,463	30,144	31,110
Total Assets (beginning)	215,045	236,658	236,775
Total Assets (ending)	236,658	236,775	254,253
Total Assets (average)	225,852	236,717	245,514
Cash	41,971	29,433	37,120
Transactional cash 3% of net sales	7,144	7,274	7,897
Other Cash	34,827	22,159	29,223
Non-interest bearing liabilities:
Accounts Payable	14,772	13,836	15,616
Accrued Liabilities	11,999	12,151	14,058
Accrued Payroll & Related	5,122	3,935	3,828
Income Tax Payable	2,780	2,613	2,484
Long-term Deferred Tax	—	4,853	11,363
Total Non-interest Bearing Liabilities:	34,673	37,388	47,349

Return on Invested Capital (ROIC)	21.4%	17.0%	18.4%